EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of FDCTech, Inc. of our report dated April 4, 2023 on the consolidated financial statements of FDCTech, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Lakewood, Colorado

January 3, 2024